Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3600

November 20, 2024

W&T Offshore, Inc.

5718 Westheimer Road, Suite 700

Houston, Texas 77057

Re: Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-282595)

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to W&T Offshore, Inc., a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale from time to time by the Company of the Company’s common stock, par value $0.00001 per share (the “Shares”), with an aggregate sales price of up to $83,001,247, in “at the market offerings,” as defined in Rule 415 promulgated under the Securities Act, pursuant to the terms of an At-The-Market Equity Distribution Agreement, dated as of March 18, 2022 (the “ATM Agreement”), by and among the Company, Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) and Roth Capital Partners, LLC (“Roth,” and together with Stifel Nicolaus, the “Agents”) as sales agents. The Shares are being offered and sold by the Company under a Registration Statement on Form S-3 (Registration No. 333-282595) filed with the with the Securities and Exchange Commission (the “Commission”) on October 10, 2024 (as amended, the “Registration Statement”), which Registration Statement was declared effective by the Commission on October 24, 2024, including a base prospectus dated October 24, 2024 (the “Base Prospectus”), as supplemented by a prospectus supplement dated November 20, 2024 (together with the Base Prospectus, the “Prospectus”).

For purposes of this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the ATM Agreement, (ii) the Registration Statement and the exhibits thereto, (iii)  the Prospectus, (iv) the corporate and organizational documents of the Company and (v) the minutes and records of the corporate proceedings of the Company.

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W&T Offshore, Inc.

November 20, 2024

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein but have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered in accordance with the terms of the ATM Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Texas, including the applicable provisions of the Texas Business Organizations Code, and New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K, to be filed on or about the date hereof, and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.

W&T Offshore, Inc.

November 20, 2024

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion should the present laws of the State of Texas or New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP